CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders of

Oppenheimer Portfolio Series:

We consent to the use of our reports dated March 16, 2012, with respect to the financial statements and financial highlights of Conservative Investor Fund, Moderate Investor Fund, Equity Investor Fund, and Active Allocation Fund (each a separate series of Oppenheimer Portfolio Series), incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

                         KPMG LLP

Denver, Colorado
May 24, 2012